U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

--------------------------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

Suite 1210 1200 West 73rd Avenue, Vancouver, B.C., Canada	V6P 6G5
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 264 8012

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Coffee Pacifica, Inc. issued a New Release dated June 21, 2005 to announce the appointment of Mr. Terry Klassen as Vice President Coffee Sales, effective June 1 2005. Mr. Klassen will be responsible for the marketing and sales of green bean coffee in the United States and Canada. The initial appointment is for a period of twelve (12) months. Mr. Klassen has 16 years of wide-ranging sales experience with green bean coffee and coffee related products. Mr. Klassen has held numerous senior management positions, including District Sales Manager with Coffee Butler LLC, Vice President Western Sales with UsRefresh Coffee and Vending and recently as a self employed coffee products broker.

Mr. Shailen Singh, Chairman and CEO of Coffee Pacifica, stated "Mr. Klassen's coffee industry experience offers Coffee Pacifica valuable assistance in the area of sales as we experience continued high levels of interest in our Papua New Guinea green beans from consumers, coffee importers, roasters and coffee retailers".

Additionally, Mr. Jon Yogiyo, Vice Chairman of Coffee Pacifica, stated that "Mr. Klassen's experience and insight will be of great value as we pursue to sell one hundred thousand (100,000) sixty kilograms bags (approximately 13.2 million pounds) of green bean coffee produced by our co-operative shareholders. We look forward to his contributions".

The Board of Directors have reassigned Mr. Benard Goma, the present Vice President of Global Sales to manage the Papua New Guinea based shareholder/farmers including the 105 co-operatives representing approximately 60,000 coffee growers. Mr. Goma is a coffee farmer and a trained co-operative officer with expertise in legal and operational aspects of the co-operatives in PNG. Mr. Goma was responsible for setting up the Coffee Growers Co-Operative throughout PNG and the establishment of the PNG Coffee Growers Federation Ltd. Mr. Goma is also a director of Coffee Pacifica, Inc.

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. There have been no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Mr. Klassen had or is to have a direct or indirect material interest.

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica, Inc. filed a lawsuit against its former director, Brooks Farrell, requesting that Mr. Farrell return 2,109,605 of Restricted Rule 144 shares of common stock issued to him. This action stems from a lack of performance under an agreement between Mr. Farrell and the Company, and the issuance of stock as a prepayment for services to be rendered under the said contract. This action is being prosecuted in Carson City, Nevada.

Coffee Pacifica has appointed Renmark Financial Communications Inc. based in Montreal, Quebec, to establish and liaise with its Canadian retail investors. The agreement is for a 12-month period starting July 1st, 2005 and ending June 30th, 2006, and may be terminated by Coffee Pacifica after six months with a 30 day written notice. The monthly fees for the services to be rendered by Renmark is Canadian $5,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date: June 21, 2005                                    /s/ Shailen Singh

                                                                        Shailen Singh, President & CEO